EXHIBIT 99.1
                              ASSETS SALE AGREEMENT

ENTERED INTO THIS AUGUST 20TH, 1999

BETWEEN: TELEHUBLINK CORPORATION, a duly constituted corporation, having its head office located at New England Executive Park, in the city and district of Burlington, State of Massachussets, represented by BRUCE YOUNG being duly authorized to enter its President, into this Agreement,

                              (hereinafter referred to as "the Buyer");

AND: SPORTS AND ENTERTAINMENT MARKETING INTERNATIONAL INC. (SEMI INC), A corporation duly constituted under Federal laws, and having its head office at 290 Elgar, Suite 111, in the city of Verdun, herein represented by its directors, Serge Trudeau and Roger Neron, duly authorized to enter into this agreement.

                              (hereinafter referred to as "the Vendor");

BEFORE ENTERING INTO THE PRESENT AGREEMENT, THE PARTIES DECLARE AS FOLLOWS:

WHEREAS the Vendor is engaged in the development and production of strategic marketing concepts as they relate to various sports, sporting events, shows, memorabilia and products.(hereinafter the "business");

WHEREAS the Vendor has developed various sports and marketing concepts and entertainment productions relating to hockey, golf, baseball, basketball and sports in general; More specifically, Once Upon Hockey concept, format and marketing rights, including rights from a Copyright and Trademark application relating to the Once Upon Hockey concept, which application and registrar responses are appended hereto and referred to as ANNEX A; a television production contract with Productions Coscient Inc. relating to the Once Upon Hockey Concept which contract is hereto appended and referred to as ANNEX B; Once Upon Hockey merchandising rights including inventory; the Pro Collegiate Tour concept and event marketing rights; A confidential information exchange and non-disclosure agreement with Jack Hopson has already been executed and which agreement is hereto appended and referred to as ANNEX C. The V.I.P. Golf
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                                       2

Tour concept and marketing rights; the Baseball Golf Tour concept and marketing rights; the Audio Promotion Card marketing licence with Microsound; and the Audio Calling Card concept to be marketed with Teleglobe Canada, and assorted inventory, itemized and prepared by Giroux, Menard et associes, accountants as an inventory schedule to the sale contemplated herein under ANNEX D, and appended hereto.

WHEREAS the Vendor desires to sell the said assets and all related rights;

WHEREAS the Buyer has expressed an interest in acquiring the asset and all related rights;

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.     DEFINITIONS

 For the purpose of the present agreement, and of any other document related to it or which makes reference to it, unless the context opposes it, the following words, terms or expressions will have the meaning given to them hereafter:

1.1. ASSETS: means the inventory as defined hereafter, and any and all rights, contracts, concepts, trade marks, trade names which the vendor may have in its sports marketing and entertainment related businesses and the goodwill attached to such businesses, including but without limiting the generality of the foregoing all intellectual property and the rights and benefits pertaining to the assets, concepts, rights mentioned in the preamble of this agreement;

1.2. CLOSING: means the fulfilling and the complete execution, in accordance with the conditions laid out in the present agreement, of the sale of the assets by the Vendor to the Buyer and of all other related transactions between the parties made necessary by the present agreement and which will happen, on or before August 20th, 1999 in the province of Quebec;

1.3.   EFFECTIVE CLOSING DATE: means August 20th , 1999;

1.4. BUSINESS: means the sports marketing and entertainment business presently exploited by the Vendor under the name `'Sports and Entertainment Marketing International Inc.;(SEMI)

1.5 ESCROW AGENT: means the law firm of Mannella & Associates, located at 3055, De l'Assomption, in Montreal, province of Quebec;
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1.7.   INVENTORY: means all existing sports related merchandise, and other inventory being the sole property of the vendor as it has so declared

1.8. MANAGEMENT: means the officers, directors, key employees identified by the Buyer as being part of the management of the Vendor, namely Serge Trudeau and Roger Neron

1.09. TAXES: means federal and provincial income taxes, federal, provincial or municipal taxes of any type such as goods and services taxes, capital taxes, sales or use taxes, property taxes, business taxes, any liability relating to Worker's Compensation or Employers' Health Tax and any withholding requirements relating to Employment Insurance, the Canada Pension Plan or Employment Standards, the Quebec Pension Plan and any other governmental charges or assessments.

2.     PREAMBLE

2.1. The preamble hereto shall form a part hereof as if hereinafter recited at length.

3.     AGREEMENT

3.1. The Vendor hereby sells and the Buyer hereby purchases all the assets of the Vendor described in Paragraph 1.1.

4.     SALE PRICE OF THE ENTERPRISE

4.1. The parties have agreed that the sale price of the assets shall be ONE HUNDRED AND FIFTY THOUSAND DOLLARS (150,000.00 USD $) which the Vendor herein declares having received and for which said Vendor gives complete quit and discharge thereof to the Buyer, and 200,000 common shares, of the buyer `'Telehublink Corporation", pursuant to the (Securities and Exchange Commission (S.E.C.)) restrictions and regulations, governing publically traded securities, to be issued to the vendor or any other person or entity which the vendor may so designate;

4.2 It is agreed that the buyer shall undertake to register the shares contemplated in section 4.1 with the S.E.C., simultaneously with any registration of any Telehublink shares or a new share issue of Telehublink pursuant to the regulations of the S.E.C.

5.     VENDOR'S REPRESENTATIONS AND WARRANTIES
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                                       4

5.1. The Vendor represents and warrants to the Buyer, that, at the signing of the present agreement, that each of the following representations and warrantees constitute for the Buyer a condition without which the Buyer would not have entered into the present Agreement.

5.2. The Vendor represents and warrants to the Buyer that it is a duly constituted corporation and is in good standing with respect to the laws pertaining to its existence and its activities; that it will have the capacity and the right to own assets and to dispose of them, to carry out its business and, notwithstanding the approval of the present Agreement by its board of directors, to fulfill its obligations under the present Agreement;

5.3. The Vendor represents and warrants that all returns, filings, elections and information reports required to be filed by it have been or will be filed on or before the date of closing and that such returns are true, complete and correct and properly reflect the liability of the Vendor for taxes.

5.4. The Vendor has furnished the Buyer with an audited inventory schedule, as of August 18, 1999, attached hereto and referred to as ANNEX D. The Vendor represents and warrants that such statement, is true and correct and fairly presents the inventory of the Vendor at the date thereof.

5.5 The Vendor represents and warrants that it has made timely payment of all taxes, installments and all assessments, reassessments, charges, penalties, interest and fines related thereto which were or are due and payable by it.

       The Vendor also represents and warrants that it is not subject to taxes in any jurisdiction other than Canada and the province of Quebec and that at the date of closing, there are no liabilities whatsoever or any to creditors government or administrative organisations;

5.6. The Vendor represents and warrants that, where applicable, it has withheld from each payment made to any of its officers, directors, former directors, and employees the amount of all taxes and other deductions required to be withheld therefrom and has paid the same on a timely basis to the proper governmental authority.

5.7. The Vendor represents and warrants that all accounts, books, ledgers and other records material to the business of whatsoever kind have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they give and reflect a true and fair view of the business;
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                                       5


5.8 The Vendor represents and warrants that the Vendor is not a party to any material contract, but not limited to, (a) any employment, compensation, pension plan or shareholders agreement, (b) any loan agreement, (c) any guarantee, (d) any maintenance or service agreement, (e) any agreement, contract or commitment limiting the ability of the Vendor to engage in any line of business or to compete with any other person, (f) any lease for real (immoveable) or personal (moveable) property, (g) any agreement with any officer or director of the Vendor, (h) any contract with clients, and (i) any agreement, contract or commitment which might reasonably be expected to have a negative material impact on the business or operations of the Vendor or on the present agreement;

5.9 The Vendor represents and warrants that it is the sole proprietor of all the assets sold under the present Agreement and that those assets are free of any charges, liens or encumbrances of any sort;

5.10 That its has authority to conclude and execute the present agreement and that it has not concluded any contract with a third party, whether natural or corporate, that may in any hinder the rights of the Buyer conferred by the present agreement;

5.11 That it has no action, suit proceedings, or written threat of action, affecting the assets;

5.12 The use of these inherent rights does not violate in any way, third party intellectual property rights and does not constitue an act of infringement or an act of unfair competition;

5.13 The Vendor represents and warrants that there has not been, and to its best knowledge, information and belief do not anticipate, any adverse change in relations with Clients as a result of the transactions contemplated by this Agreement or otherwise;

5.14. The Vendor represents and warrants that all of the assets sold and all of the inventory on the Premises are insured;

5.15. The Vendor represents and warrants that it has no unpaid creditors as per the affidavit annexed to the present agreement;

7.     BUYER'S OBLIGATIONS, REPRESENTATIONS AND WARRANTEES

7.1. The Buyer represents and warrants to the Vendor the following and acknowledges that each of the following representations and warrantees constitute for the Vendor a condition without which the Vendor would not have entered into the present Agreement;
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                                       6

7.2. The Buyer represents and warrants to the Vendor that it will be, at the date of closing, a duly constituted corporation and will be in good standing with respect to the laws pertaining to its existence and its activities; that it will have the capacity and the right to own assets, to carry out its business and, notwithstanding the approval of the present Agreement by its board of directors, to fulfill its obligations under the present Agreement;

8.     NON-COMPETITION AND NON-SOLICITATION

8.1. The Management and the Vendor acknowledge that the goodwill acquired as part of the present business purchase represents its most important element and that the Management of the Vendor entering into a business competitive to that of the business would cause serious and irreparable damage to the Buyer;

8.2. Consequently, the Management and the Vendor both undertake, for a period of twenty-four (24) months following the signing of the present agreement, not to, alone or in association with others, directly or indirectly, whether as employee, shareholder, director, agent, officer, lender, guarantor, mandatory or otherwise:

       (a) enter into any business that would be competitive in any way with the business of the Buyer within the province of Quebec;

8.3. Also, the Management and the Vendor both undertake to NEVER, alone or in association with others, directly or indirectly, whether as employee, shareholder, director, agent, officer, lender, guarantor, mandatory or otherwise:

       (b)  solicit a client of SEMI or the Buyer, past, present or future; and

       (c) solicit an employee of the SEMI or the buyer, past, present or future, to work into any business that would be competitive with that of SEMI or the Buyer;

8.4. Any contravention to the non-competition obligations contained in provision 8.2 or the non-solicitation obligations contained in provision
       8.3 from a member of the Management or the Vendor will generate against the contravening party, without prejudice to any of the other rights and recourses offered to the Buyer, a fixed penalty of TEN THOUSAND DOLLARS ($10,000) for each and every day any such contravention shall occur or continue;

8.5. The Management and the Vendor both recognize that the non-competition obligations and penalties contained in provisions 8.2, 8.3 and 8.4 are reasonable in the circumstances and are necessary for the protection of the Buyer;
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                                       7

8.6. In the event that any of the obligations contained in provisions 8.2, 8.3 or 8.4 is found to be abusive by a court or an arbitrator for any reason, the court or arbitrator can reduce the obligation to a reasonable level;

9.     ESCROW AGENT

9.01 The parties hereto name and appoint Mannella and Associates as Escrow agents in this transaction.

9.02 The Escrow Agent shall keep the present agreement and all other related documents in escrow until the sale price mentioned in paragraph 4.1 has been received by the vendor;

9.02 The escrow agent shall not be required to give security nor shall he be responsible for the acts, omissions, faults, errors, fraud, failure or misconduct of any agent whom he may reasonably employ in the exercise of the powers conferred upon him hereunder, nor for loss occasioned by his own acts, omissions or defaults, unless such acts, omissions or defaults constitute a breach of trust knowingly and intentionally committed by him ;

9.03 The escrow agent shall not be required to institute, defend, or intervene in any legal action to enforce the terms and conditions of the present Agreement until the escrow agent has been indemnified against all expenses and liabilities incurred and to be incurred by the escrow agent, including his own reasonable compensation as escrow agent ;

9.04 The escrow agent may, at any time, consult with and retain the advice of such counsel it deems appropriate, and the escrow agent shall incur no liability whatsoever for any action taken by the escrow agent pursuant to this Agreement, whether or not with advice of such counsel, unless the escrow agent knowingly and intentionally commits a breach of trust ;

9.05 The escrow agent shall not be bound to pay any premiums nor to ensure that any policies of insurance are kept in force ;

10.    INTERVENTION CLAUSE

10.1 Mr. Serge Trudeau and Mr. Roger Neron hereby intervene to the present agreement and declare themselves to be bound jointly and severally with all the representations, warranties and obligations hereby made, given or assumed by
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                                       8

       the Vendor and hereby renounce to their benefits of this discussion and division if applicable. More specifically, but without limiting the generality of the foregoing they declare themselves bound by the obligations contained in clause 8.

11.    FINAL DISPOSITIONS

11.1. The present Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec.

11.2. Within context, the singular form shall also include the plural form and the masculine gender includes the feminine gender.

11.3 All the parties herein hereby undertake to sign any and all documents in order to give full effect to the present agreement;

11.4 The present Agreement constitutes the entire agreement between the parties and any and all previous agreement, written or oral, express or implied between the parties or on their behalf during the course of the negotiation of the present agreement are hereby terminated and cancelled;

11.5. The parties hereto confirm that they have each required that the present Agreement and all accessory documents and notices be drawn up in the English language. Les parties a la presente confirment qu'elles ont exige que cette convention ainsi que tout autre document ou avis soient rediges dans la langue anglaise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Montreal, Quebec, this 20th day of August 1999.

THE BUYER:
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                                       9

TELEHUBLINK CORPORATION

per: /s/ BRUCE YOUNG
     ---------------
     Bruce Young

THE VENDOR:

SPORTS AND ENTERTAINMENT MARKETING
INTERNATIONAL INC. (SEMI INC.)

Per: /s/ SERGE TRUDEAU
     -----------------
     Serge Trudeau

Per: /s/ ROGER NERON
     ---------------
     Roger Neron

/s/ SERGE TRUDEAU
-----------------
SERGE TRUDEAU

/s/ ROGER NERON
---------------
ROGER NERON
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                                       10


                                   ASSIGNMENT AGREEMENT

ENTERED INTO THIS 20TH DAY OF AUGUST, 1999:

BETWEEN:                 SPORTS AND ENTERTAINMENT MARKETING INTERNATIONAL INC.
                         (SEMI INC.), a corporation duly constituted under Federal laws, and having its head office at 290 Elgar, Suite 111, in the city of Verdun; Herein represented by Mr. Serge Trudeau and Roger Neron duly authorised as they so delare;

                         (hereby referred to as SEMI)

AND: SERGE TRUDEAU, operating a business under the name SERGE TRUDEAU RESOURCES residing and domiciled at 290 Elgar Street, Suite 111, in the City of Verdun;

                         (hereinafter referred to as `'Trudeau")

WHEREAS Serge Trudeau's Resources has entered into a confidential information exchange and non-disclosure agreement dated August 7th, 1999 with Mr. Jack Hopson

(herein referred to as the Agreement);

WHEREAS Serge Trudeau's Resources desires to assign all its rights it may have under said agreement to SEMI;

WHEREAS SEMI has accepted such assignment;

IN VIEW OF THE FOREGOING the parties agree as follows:

1-     The preambule is an integral part of the present agreement;

2- Trudeau hereby assigns, transfers, sells to SEMI which accepts any and all rights it may have with regards to the Agreement for the amount of ONE DOLLAR ($1,00) and other good and valuable considerations which Trudeau declares having received and for which he gives complete quit and discharge to SEMI;
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                                       11

3- The parties hereto confirm that they have each required that the present Agreement and all accessory documents and notices be drawn up in the English language. Les parties a la presente confirment qu'elles ont exige que cette convention ainsi que tout autre document ou avis soient rediges dans la langue anglaise.

IN WITNESS WHEREOF, the parties have executed this agreement in Montreal, Quebec, this 20th day of August 1999;

SEMI

_________________________                      ________________________
BY: ROGER NERON                                BY:  SERGE TRUDEAU


_________________________
BY: SERGE TRUDEAU
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                                       12


                                   ASSIGNMENT AGREEMENT

ENTERED INTO THIS 20TH DAY OF AUGUST, 1999

BETWEEN:                 SERGE TRUDEAU, residing and domiciled at

AND:                     ROGER NERON, residing and domiciled at

                         (hereinafter collectively designed as the `'Assignor)

AND:                     SPORTS AND ENTERTAINMENT MARKETING INTERNATIONAL INC.
                         (SEMI INC), A corporation duly constitued under Federal Laws, and having its head office at 290 Elgar, Suite 111, in the City of Verdun, herein represented by Mr. Roger Neron and Serge Trudeau duly authroized as they so declare;

                        (hereby referred to as `'SEMI");

WHEREAS the assignor having been implicated in the management and the operations of SEMI;

WHEREAS, in that regard they have developed intellectual property for the benefit of SEMI;

WHEREAS a Sale of Enterprise Agreement is to be entered into between Telehublink Corporation and SEMI for the sale of said intellectual property;

WHEREAS in order to transfer a clear title to Telehublink, it is agreed upon that the Assignor should clarify the title of SEMI to said intellectual property;

IN VIEW OF THE FOREGOING, the parties hereby adknowlege the following:

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                                       13

1-   The preamble is an integral part of the present agreement;

2- The Assignor hereby assigns, sales, transfers any and all intellectual property right that they might have to SEMI and SEMI hereby accepts, with regards to the following products and/or concepts;

               a)   Once upon a time Hockey concept;

               b)   The Pro Collegiate Tour Concept;

               c)   The VIP Golf Tour Concept;

               d)   The Baseball Golf Tour Concept;

               e)   The Audio Promotion Card Marketing license with micorsound;

               f)   Audio Calling Card Concept;

3. The consideration for the present agreement is the amount of ONE DOLLAR ($ 1,00) plus other good and valuable considerations which the Assignor declares having received for which the Assignor gives complete quit and discharge to SEMI;

4. The parties hereto confirm that they have each required that the present Agreement and all accessory documents and notices be drawn up in the English language. Les parties a la presente confirment qu'elles ont exige que cette convention ainsi que tout autre document ou avis soient rediges dans la langue anglaise.

SIGNED IN MONTREAL on the 20th day of August 1999.

                                           SEMI INC.


_______________________
SERGE TRUDEAU


_______________________                      _____________________
ROGER NERON                                  BY:  SERGE TRUDEAU

                                       _____________________
                                       BY:  ROGER NERON